UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2016

Eagle Bulk Shipping Inc.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer identification no.)

300 First Stamford Place

5th Floor

Stamford, CT 06902

(Address of principal executive offices, including zip code)

(203) 276-8100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously reported in the Company’s Current Report on Form 8-K dated March 30, 2016, and filed with the Securities and Exchange Commission on such date (the “March 8-K”), on March 30, 2016, the Company entered into a nominating agreement (the “Nominating Agreement”) with GoldenTree Asset Management LP, acting in its capacity as investment manager or advisor to certain private investment funds and managed accounts (“GoldenTree”), pursuant to which the Company agreed that GoldenTree will have the right to designate one individual to serve as a member of the Board of Directors of the Company (the “Board”) and on a committee of the Board selected by GoldenTree (subject to any independence requirement imposed by law or by the rules of any national securities exchange on which the Company’s common stock may be listed or traded) so long as GoldenTree and its affiliates beneficially own a number of shares of common stock equal to or greater than 80% of the GoldenTree Threshold Amount (as defined in the March 8-K).

On April 18, 2016, GoldenTree and the Company entered into an amendment to the Nominating Agreement (the “First Amendment to Nominating Agreement”) to, among other things, amend the definition of the GoldenTree Threshold Amount to include an additional requirement that GoldenTree own at least 5% of the Company’s common stock at any time outstanding. This amendment was a result of discussions between the Company and the Nasdaq Stock Market.

The foregoing description of First Amendment to Nominating Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

The following exhibits are furnished herewith:

(d) Exhibits

Exhibit No.	Description

10.1	First Amendment to Nominating Agreement, dated as of April 18, 2016, by and between Eagle Bulk Shipping Inc. and GoldenTree Asset Management LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: April 18, 2016	By:	/s/ Adir Katzav
	Name:	Adir Katzav
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Nominating Agreement, dated as of April 18, 2016, by and between Eagle Bulk Shipping Inc. and GoldenTree Asset Management LP.